Exhibit 10.1
SECOND AMENDMENT TO LEASE
     THIS SECOND AMENDMENT TO LEASE (the “Second Amendment”) is entered into as of June 10, 2011, by and between MSCP CROSBY, LLC, a Delaware limited liability company, having an address in care of Divco West Real Estate Services, Inc., 575 Market Street, 35th Floor, San Francisco, California 94105 (“Landlord”), and ACME PACKET, INC., a Delaware corporation, with a current address of 100 Crosby Drive, Bedford, Massachusetts 01703 (“Tenant”).
WITNESSETH:
     WHEREAS, Landlord and Tenant entered into a Lease dated as of November 23, 2009 (the “Original Lease”) whereby Tenant leases from Landlord approximately 123,788 rentable square feet of space in the building (the “Original Premises”) located at 100 Crosby Drive, Bedford, Massachusetts (the “Building”), as further described in the Lease; and
     WHEREAS, Landlord and Tenant entered into that certain First Amendment to Lease dated as of July 12, 2010 (the “First Amendment”) pursuant to which Tenant leases from Landlord an additional approximately 27,161 rentable square feet of floor area in the Building, comprised of approximately 22,337 rentable square feet of floor area located on the first and third floors of the Building (and designated as the “Option Space” in Section 1.1.2 of the Original Lease), as well as approximately 4,824 rentable square feet of floor area located on the ground floor of the Building (collectively, the “Initial Expansion Premises”) (the Original Lease, as amended by the First Amendment shall be referred to as the “Lease”; and the Original Premises and the Initial Expansion Premises collectively shall be referred to as the “Current Premises”);
     WHEREAS, Tenant desires to lease from Landlord the remaining approximately 111,012 square feet of rentable space in the Building (the “Second Expansion Premises”), all as further set forth herein; and
     WHEREAS, Landlord and Tenant desire to amend the Lease to enlarge the Current Premises to include the Second Expansion Premises, to extend the Term of the Lease, and to make other modifications to the terms and conditions of the Lease, all as set forth herein.
     NOW, THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Landlord and Tenant agree as follows:
     1. Definitions. Capitalized terms not otherwise expressly defined herein shall have the meanings ascribed to them in the Lease.
     2. Lease of Second Expansion Premises. Landlord leases the Second Expansion Premises to Tenant, and Tenant leases the Second Expansion Premises from Landlord, subject to the covenants and conditions set forth in the Lease, except as provided in this Second Amendment. The Term of the lease of the Second Expansion Premises shall commence on the date of “Substantial Completion” of the “New Tenant Improvements” (as such terms are defined in Exhibit B attached hereto), excluding the New Tenant Improvements for the “Early Occupancy Space” (as defined in Section 2.3 of this Second Amendment), or the date Substantial Completion of the New Tenant Improvements, excluding the New Tenant Improvements for the

Early Occupancy Space, would have occurred but for any Tenant Delays (as defined in Exhibit B attached hereto) and Permitted Delays (as defined in Section 11 of this Second Amendment), but not earlier than April 1, 2012; provided, however, that if there are less than one hundred eighty (180) days between the date the Construction Plans (as defined in Exhibit B) for the New Tenant Improvements have been finally approved by Tenant and Landlord and the bidding process described in Section 3.4 of Exhibit B has been completed and April 1, 2012, except to the extent of Landlord Delays (as defined in Exhibit B), then the commencement date of the lease of the Second Expansion Premises shall be April 1, 2012 (whichever date is applicable, the “Second Expansion Commencement Date”). The Term shall thereafter continue for the remainder of the Term of the Lease, as extended and amended by this Second Amendment, unless earlier terminated as provided in the Lease, as amended by this Second Amendment. From and after the Second Expansion Commencement Date the Premises shall consist of the Current Premises and the Second Expansion Premises, which collectively contain approximately 261,961 square feet of rentable space, which shall be deemed accurate and not subject to measurement. Any work performed or allowances or concessions provided by Landlord to Tenant in connection with the commencement of the initial Term of the Lease or prior amendment shall not apply to the lease of the Second Expansion Premises.
          2.1. Existing Tenant. A portion of the Second Expansion Premises consisting of approximately 11,784 square feet of rentable space, of which approximately 3,905 square feet of rentable space on the ground floor and approximately 7,878 square feet of the first floor, of the Building (collectively, the “Inteq Space”) is leased to Inteq Corporation pursuant to a separate lease with Landlord (the “Inteq Lease”). The term of the Inteq Lease is scheduled to expire on June 30, 2011. If Inteq Corporation does not vacate the Inteq Space, Landlord shall use its best efforts to regain possession and shall diligently commence and pursue an action to recover possession if necessary to avoid any delay in the commencement of construction of the New Tenant Improvements. Subject to the provisions of Section 11 below, under no circumstances shall Landlord be liable or responsible to Tenant if Inteq Corporation does not vacate the Inteq Space by the expiration of the Inteq Lease.
          2.2. Early Access to the Second Expansion Premises. Tenant may have early access to the Second Expansion Premises after the date this Second Amendment is fully executed by Tenant and Landlord, except for the Inteq Space where Tenant may occupy and use such space early as provided in Section 2.3 below. Notwithstanding the foregoing, such early access is conditioned upon Tenant not interfering with the construction by Landlord of Landlord’s Work (as defined in Exhibit B attached hereto). The period of time prior to the Second Expansion Commencement Date during which Tenant may have early access of the Second Expansion Premises (or portions thereof) is subject to the reasonable approval of Landlord and shall be referred to herein as the “Early Access Period”. Tenant agrees that it shall not interfere in any material respect with the progress of any of Landlord’s Work by such early entry and access. During the Early Access Period, all terms and conditions of the Lease, as amended by this Second Amendment, shall apply except that Tenant shall not be obligated to pay Rent (including, without limitation, the Electric Charge and any utilities for the Second Expansion Premises) during the Early Access Period for the Second Expansion Premises. As a condition to entering the Second Expansion Premises during the Early Access Period, Tenant shall provide Landlord with certificates of insurance that Tenant is required to provide Landlord during the Term of the Lease, as amended by this Second Amendment.

          2.3. Early Occupancy Space. Tenant has requested and Landlord has agreed that Tenant may occupy and use the Inteq Space after Inteq Corporation vacates and surrenders possession of the Inteq Space pending construction of the New Tenant Improvements in the balance of the Second Expansion Premises. Tenant may occupy and use all of the Inteq Space or just the Inteq Space on the first or second floors as hereinafter provided. Tenant shall notify Landlord in writing by July 31, 2011 of the Inteq Space Tenant elects to occupy and use prior to the Second Expansion Commencement Date. The portion of the Inteq Space that Tenant elects to occupy and use early shall be referred to as the “Early Occupancy Space.” Tenant may occupy and use the Early Occupancy Space on the date Landlord delivers possession of the Early Occupancy Space to Tenant. Tenant shall vacate the Early Occupancy Space by the Second Expansion Commencement Date to allow the portion of the New Tenant Improvements to be constructed in the Early Occupancy Space. Landlord will arrange for construction of the portion of the New Tenant Improvements in the Early Occupancy Space after Tenant vacates and removes its furniture, fixtures and property from the Early Occupancy Space. Notwithstanding anything to the contrary in the Lease or this Second Amendment, the time it takes to construct the New Tenant Improvements for the Early Occupancy Space shall not delay or postpone the start of the Second Premises Commencement Date and Tenant shall commence the payment of Monthly Base Rent and all Additional Rent for all of the Premises (i.e., the Current Premises and the Second Expansion Premises) in accordance with the schedule set forth in Section 4.3 of this Amendment as of the Second Expansion Commencement Date even though the New Tenant Improvements will not be done in the Early Occupancy Space and Tenant will not be able to use or occupy the Early Occupancy Space until Substantial Completion of the New Tenant Improvements in such Early Occupancy Space. Landlord shall notify Tenant when the Inteq Corporation has vacated the Inteq Space and the Inteq Space will be available for occupancy by Tenant.
               The early occupancy and use by Tenant of the Early Occupancy Space shall be subject to all of the terms and provisions of the Lease, as amended by this Second Amendment, and Tenant covenants and agrees to perform such terms and provisions, except that prior to the Second Expansion Commencement Date, Tenant shall not have to pay Monthly Base Rent or Tenant’s Proportionate Share of Operating Expenses and Taxes for the Early Occupancy Space, except as hereinafter provided. During such early occupancy of the Early Occupancy Space, Tenant shall pay (i) for all utilities used in the Early Occupancy Space, including without limitation, all costs for HVAC after Normal Business Hours and for electricity, and (ii) for janitorial service and repairs and maintenance performed by Landlord to the Early Occupancy Space. If any utilities for the Early Occupancy Space are not separately metered, then Tenant shall pay its pro rata share of the cost of such utility service as reasonably determined by Landlord in good faith and Tenant shall make such payment to Landlord within thirty (30) days after request by Landlord.
          Prior to occupying or using all or any portion of the Early Occupancy Space, Tenant shall deliver to Landlord the certificates of insurance required under this Lease. Tenant shall accept possession of the Early Occupancy Space in its current AS IS condition, without the construction or installation by Landlord of any improvements, furnishings or equipment of any kind and without any representation or warranty, expressed or implied by Landlord or any of its agents concerning the condition or suitability of the Early Occupancy Space. Tenant shall not construct any improvements in the Early Occupancy Space, except for the installation of telephone and electrical lines and other minor work, all of which shall be subject to the prior written consent of Landlord, which shall not be unreasonably withheld, and otherwise in compliance with the requirements of the Lease for the construction of alterations in the Premises.
     3. Term. The Term of the Lease is extended for ten (10) years commencing on April 1, 2012 and expiring on March 31, 2022 (the “New Expiration Date”), subject to Tenant’s right to terminate early as provided in Section 3.1 below. The period of time commencing on April 1, 2012 and expiring on the New Expiration Date may be referred to in this Second Amendment as the “Extended Term.”
          3.1. Early Termination Right. Tenant shall have a one-time right to terminate the Lease (not for any period after the Extended Term if Tenant exercises its option to extend as provided in Section 3.2 below or any period of extension mutually agreed to by the parties) (the “Termination Right”) effective as of March 31, 2020 (the “Early Termination Date”) by providing unconditional and irrevocable written notice of such early termination to Landlord by no later than March 31, 2019 (the “Early Termination Notice”); provided that (i) Tenant pays to Landlord the Early Termination Payment (hereinafter defined) by the later of the date that is thirty (30) days after Landlord notifies Tenant of the amount of the Early Termination Payment or the date Tenant delivers the Early Termination Notice, and (ii) no uncured Default exists as of the date Tenant delivers an Early Termination Notice, or as of the Early Termination Date, provided that Landlord shall have the right in its sole and absolute discretion to waive in writing the requirement under this clause (ii) in which case the Term shall expire as of the Early Termination Date but Tenant shall remain liable for any uncured Default existing as of the Early Termination Date. The “Early Termination Payment” means the unamortized amount of Leasing Costs (hereinafter defined) and Deferred Rent (as defined in Section 2.7 of the Original Lease) as of the Early Termination Date. The Deferred Rent is amortized without interest as provided in Section 2.7 of the Original Lease. The Leasing Costs shall be amortized over the Extended Term on a monthly straight-line basis, together with interest at eight percent (8%) per annum. The term “Leasing Costs” means all of the following costs and expenses incurred by Landlord in connection with this Second Amendment: (a) “Landlord’s Allowance” (as defined in Exhibit B attached hereto) actually funded, applied or credited by Landlord, (b) if paid by Landlord, the amount of the unamortized Expansion Parking Costs (as defined in Section 5.2 below) for the remainder of the Extended Term that is terminated early under this section, and (c) all leasing brokerage commissions paid by Landlord in connection with this Second Amendment.
          3.2. Options to Extend. Section 1.4.1.1 of the Original Lease is amended to provide that Tenant shall have two options to extend the Extended Term each for a period of five (5) years and the references to the “Extension Term” shall mean each applicable five year extension exercised by Tenant provided Tenant’s Extension Notice is at least twelve (12) months, but no more than fifteen (15) months, prior to the then expiration of the applicable Term. The first Extension Term shall commence, if at all, immediately following the expiration of the Extended Term under this Amendment and the second Extension Term shall commence, if at all, immediately following the expiration of the first Extension Term exercised by Tenant. The annual Base Rent for each Extension Term shall be the Extension Rental Rate (as defined in Section 1.4.1.1 of the Original Lease), except that there shall be no “floor” or minimum Base Rent. Subject to the preceding sentence, the provisions in Section 1.4.1.1 for determining the Extension Rental Rate shall be followed for each Extension Term exercised by Tenant.

     4. Schedule of Incorporated Terms. The Schedule of Incorporated Terms, set forth on pages 1 through 3 of the Lease, as amended by the First Amendment, is further amended as follows:
          4.1. Premises. As of the Second Expansion Commencement Date, the definition of “Premises” is amended in its entirety and shall mean all of the approximately 261,961 rentable square feet located in the Building as outlined in Exhibit A attached hereto, and the term “Premises Rentable Area” shall mean Two Hundred Sixty One Thousand Nine Hundred Sixty-One (261,961) square feet of floor area.
          4.2. Expiration Date. The definition of “Expiration Date” is deleted in its entirety and replaced as follows: “March 31, 2022.”
          4.3. Monthly Base Rent. As of April 1, 2012, the definition of “Monthly Base Rent” is replaced with the following rental chart for the Current Premises and the second Expansion Premises as set forth below:

			Second Expansion
	Current Premises		Premises (111,012	Second Expansion
	(150,949 sq. ft.)	Current Premises	sq. ft.) Monthly	Premises Annual Per	Total Monthly Base
Time Period	Monthly Base Rent	Annual Per Sq. Ft.	Base Rent	Sq. Ft.	Rent
4/1/2012 — 6/30/2012	$245,292.13	$19.50	$-0-	$-0-	$245,292.13
7/1/2012 — 3/31/2013	$245,292.13	$19.50	$203,522.00	$22.00	$448,814.13
4/1/2013 — 3/31/2014	$245,292.13	$19.50	$208,147.50	$22.50	$453,439.63
4/1/2014 — 3/31/2015	$245,292.13	$19.50	$212,773.00	$23.00	$458,065.13
4/1/2015 — 3/31/2016	$245,292.13	$19.50	$217,398.50	$23.50	$462,690.63
4/1/2016 — 12/31/2016	$245,292.13	$19.50	$222,024.00	$24.00	$467,316.13
1/1/2017 — 3/31/2017	$301,898.00	$24.00	$222,024.00	$24.00	$523,992.00
4/1/2017 — 3/31/2018	$308,187.54	$24.50	$226,649.50	$24.50	$534,837.04
4/1/2018 — 3/31/2019	$314,477.08	$25.00	$231,275.00	$25.00	$545,752.08
4/1/2019 — 3/31/2020	$320,766.63	$25.50	$235,900.50	$25.50	$556,667.13
4/1/2020 — 3/31/2021	$327,056.17	$26.00	$240,526.00	$26.00	$567,582.17
4/1/2021 — 3/31/2022	$333,345.71	$26.50	$245,151.50	$26.50	$578,497.21

          The April 1, 2012 through June 30, 2012 period shall be referred to in this Second Amendment as the “Second Expansion Premises Abatement Period” during which time Tenant shall not be required to pay Monthly Base Rent for the Second Expansion Premises, but Tenant shall be required to pay Monthly Base Rent for the Current Premises and all Additional Rent for the Current Premises and the Second Expansion Premises. If the Second Expansion Commencement Date occurs after April 1, 2012, the Second Expansion Premises Abatement Period shall be ninety (90) days from and including the Second Expansion Commencement Date but the schedule for future changes in Monthly Base Rent remains unchanged. By way of example only, if the Second Expansion Commencement Date occurs on April 15, 2012 other than due to any Tenant Delay or Permitted Delays (as hereinafter defined), the Second Expansion Premises Abatement Period would be ninety (90) days from and including April 15, 2012 and the first $0.50 annual per square foot increase in Monthly Base Rent for the Second Expansion Premises would still occur on April 1, 2013, with the subsequent increases occurring in accordance with the scheduled listed above.
          4.4. Base Tax Year. The “Base Tax Year” for the Second Expansion Premises shall be fiscal year 2012 (i.e., July 1, 2011 through June 30, 2012). The Base Tax Year for the Current Premises remains unchanged.
          4.5. Base Expense Year. The “Base Expense Year” for the Second Expansion Premises shall be calendar year 2012 (i.e., January 1, 2012 through December 31, 2012). The Base Expense Year for the Current Premises remains unchanged.
          4.6. Tenant’s Proportionate Share. As of the Second Premises Commencement Date, the definition of “Tenant’s Proportionate Share” is 100.00%.”
     5. Outline of Premises. The general outline of the Premises in Appendix 1.1A of the First Amendment (which replaced Appendix 1.1A of the Original Lease) is replaced by the outline of the Premises attached hereto as Exhibit A as of the Second Expansion Commencement Date (and any Early Access Period).
     6. Parking Rights. From and after the Second Premises Commencement Date, Section 1.2.1 of the Original Lease, as amended by Section 7 of the First Amendment, is amended to provide that Tenant shall have the right to use in accordance with the terms of Section 1.2.1 of the Original Lease, all of the parking spaces existing in the Parking Lot as of the date of this Second Amendment subject to reservations for handicap parking and parking for emergency vehicles.
          6.1. Parking Lot Expansion. At Tenant’s request, Landlord will expand the existing parking at the Property to include up to one thousand forty-eight (1,048) parking spaces; provided that Landlord and Tenant shall cooperate to determine the actual location and the number and design of such additional parking, and Landlord shall use its good faith reasonable efforts to have the location of such additional parking within a reasonably close proximity to the existing parking lot to the extent feasible and practicable. Tenant shall provide at least one year’s prior written notice to Landlord of any request for additional parking. Subject to the preceding sentence, Landlord shall prepare the plans and specifications for such additional parking and the expansion would be done in accordance with such plans and specifications approved by Landlord and the local governmental authority. Landlord shall be responsible for construction of the improvements in connection therewith, subject to Section 6.2 below. Tenant shall have the right to approve the contractor performing such work and to participate in the negotiation of such contract price with Landlord. Landlord shall not be obligated to proceed to execute any contract for such work or perform such work unless and until Tenant approves of the contractor and cost for such work, which approval shall not be unreasonably withheld. Landlord shall cooperate with Tenant to value engineer the costs thereof wherever reasonable at no additional cost to Landlord. Notwithstanding anything to the contrary contained in this Section 6.1, if Tenant is not satisfied with the projected costs or scope of such work, or for any other reason or no reason, at any time prior to the earlier of commencement of such work or the date Landlord executes a contract with the contractor, Tenant shall have the right to rescind its request to expand the parking lot by delivering written notice to Landlord and reimbursing Landlord for all actual and reasonable out-of-pocket costs incurred by Landlord prior to such rescission, including without limitation costs and expenses for architectural and design services and fees paid to any local governmental authority.
          6.2. Payment by Tenant. If Landlord constructs such additional parking, all actual and reasonable out of pocket hard and soft costs for the expanded parking, access and emergency roads and aisles and any other improvements to the existing parking lot and other areas of the Property in connection therewith (the “Expansion Parking Costs”) shall, at Tenant’s option, be (i) paid by Tenant, or (ii) paid by Landlord and amortized over the then remaining Term of the Lease, excluding any Extension Term unless already exercised by Tenant, with interest at eight percent (8%) per annum, and such amortized Expansion Parking Costs, with interest, shall be added to the Monthly Base Rent and paid by Tenant to Landlord as and when Monthly Base Rent is required under the Lease, as amended by this Second Amendment. The parties shall execute an amendment to the Lease, as amended by this Second Amendment, within twenty (20) days after request by Landlord but the failure of Landlord to make such request or the failure by Tenant to execute such amendment shall not relieve Tenant of its obligation to pay for such Expansion Parking Costs as provided above.
          6.3. Managed Parking By Tenant. Notwithstanding the foregoing or anything to the contrary contained in the Lease, Tenant shall also have the right, at Tenant’s sole cost and expense from time to time during the Term and whether or not Landlord has expanded the existing parking lot as contemplated above, to manage parking for the Premises pursuant to a valet or managed parking system with a parking operator selected by Tenant and reasonably approved by Landlord.
     7. Additional Rent and Different Base Years. From and after the Second Expansion Commencement Date, Section 2.2.2 of the Original Lease is replaced in its entirety as follows:
          “Tenant shall pay Additional Rent in monthly installments, as described below, in an amount equal to Tenant’s Proportionate Share of increases in Taxes above Taxes in the applicable Base Tax Year for the Current Premises and the applicable Base Tax Year for the Second Expansion Premises and Tenant’s Proportionate Share of increases in Operating Expenses above Operating Expenses in the applicable Base Expense Year for the Current Premises and the applicable Base Expense Year for the Second Expansion Premises. In addition, unless the Premises are separately metered, Tenant shall pay Additional Rent consisting of the Electric Charge as set forth in Section 2.2.3 below.”

     8. Return of LC. The existing Letter of Credit delivered by Tenant to Landlord shall be returned by Landlord to Tenant concurrently with Landlord’s execution of this Second Amendment. Section 2.6 of the Original Lease regarding Tenant’s obligation to provide for the Letter of Credit shall no longer apply.
     9. Condition of the Second Expansion Premises. Landlord agrees to deliver the Second Expansion Premises to Tenant in their present condition (i.e., as of the date of this Second Amendment), subject to the construction of the New Tenant Improvements by Landlord as provided in Exhibit B to this Second Amendment. Landlord shall also promptly commence and diligently complete Landlord’s Additional Work (as defined in Exhibit B) not later than the Second Expansion Commencement Date, subject to any delays caused by Tenant and any delays beyond the reasonable control of Landlord, but Landlord’s Additional Work is separate and apart from the New Tenant Improvements. Tenant acknowledges that the Second Expansion Premises are being delivered “as is”, except for latent structural defects not readily apparent from a careful inspection of the Premises without cutting into or otherwise disturbing walls, floors or ceilings, without any representations or warranties of any kind (including, without limitation, any express or implied warranties of merchantability, fitness or habitability) from Landlord or any agent of Landlord, except as expressly provided in this Amendment. Notwithstanding anything to the contrary in the Lease or this Second Amendment, the Construction Costs (as defined in Exhibit B attached hereto) for the New Tenant Improvements, HVAC Work and Landlord’s Additional Work shall not be part of the Operating Expenses in the Base Expense Year or any other year during the Term, as extended.
     10. Acceptance of Second Expansion Premises. Tenant’s taking possession of the Second Expansion Premises shall be conclusive evidence that the Second Expansion Premises were in good order and satisfactory condition when Tenant took possession, except for items that are Landlord’s responsibility under the provisions of the Lease and any punchlist items reasonably identified by Tenant. Tenant and Landlord shall arrange for a joint walk through inspection of the Second Expansion Premises within thirty (30) days after Substantial Completion of the New Tenant Improvements to identify any punchlist items to Landlord and Landlord shall diligently cure all items identified on such punchlist items. Notwithstanding anything to the contrary contained in the Lease or this Second Amendment, Landlord shall, within a commercially reasonable period of time, repair and/or correct any “defects” in the New Tenant Improvements of which Tenant has delivered notice to Landlord prior to the expiration of the one (1) year period following the date of Substantial Completion thereof. For purposes of the foregoing sentence, “defects” shall be limited to (i) the defects in the New Tenant Improvements, including for purposes hereof the new HVAC distribution installed in the Second Expansion Premises, covered under the general contractor’s one year warranty from Substantial Completion of the New Tenant Improvements (Landlord shall be responsible to correct such defect if the general contractor fails to perform such work so long as the claim would be covered under such general contractor’s warranty), and (ii) the extent the New Tenant Improvements are substantially similar to or consistent with the tenant improvements installed by Landlord for Tenant in the Current Premises. Landlord agrees to obtain from its general contractor for the New Tenant Improvements a one year warranty substantially similar to or consistent with the one year warranty provided by the contractor in the AIA form A210 — 2007, entitled “General Conditions of the Contract for Construction” unless otherwise approved by Tenant and Landlord. Except as expressly provided in the Lease, no agreement of Landlord to alter, remodel, decorate, clean or improve the Second Expansion Premises or the Property, and no representation regarding the condition of the Second Expansion Premises or the Property or the suitability of the Second Expansion Premises for Tenant’s proposed use thereof, have been made by or on behalf of Landlord or relied upon by Tenant. At the time Landlord delivers possession of the Second Expansion Premises to Tenant, Landlord and Tenant shall together execute an acceptance acknowledgement in the form attached as Exhibit C, appropriately completed. Landlord’s failure to request such acceptance acknowledgment or the failure or day by Tenant in executing such acceptance acknowledgement shall not delay or postpone the Second Expansion Commencement Date or the Extended Term or Tenant’s obligations to pay any Rent or other charges.
     11. Delay in Possession. If for any reason, other than Tenant Delays, Landlord has not Substantially Completed the New Tenant Improvements in the Second Expansion Premises by the later of (i) April 1, 2012, or (ii) the date that is one hundred eighty (180) days after the date the Construction Plans (as defined in Exhibit B) for the New Tenant Improvements have been finally approved by Landlord and the bidding process described in Section 3.4 of Exhibit B has been completed (the “Estimated Completion Date”), except as hereinafter provided, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of the Lease or this Second Amendment, or the obligations of Tenant, or extend the Term hereof. Notwithstanding the foregoing, if the delay in Substantial Completion of the New Tenant Improvements in the Second Expansion Premises results from a Tenant Delay, or if the New Tenant Improvements shown on the Construction Plans therefor cannot reasonably be expected to be completed within the later of April 1, 2012 or said one hundred eight (180) day period on account of the materials specified in the Construction Plans being back ordered and/or not otherwise available when needed (and Tenant, after consultation with Landlord, does not wish to substitute other materials(s) for such backordered or unavailable item(s)), or the work specified is not standard office improvements (collectively, “Permitted Delays”, such term, however, shall exclude delays resulting from “Code Compliant Work” to the “Exterior Areas”, as such terms are defined in Exhibit B attached hereto), the Second Expansion Commencement Date shall be April 1, 2012, subject to extension for any Landlord Delay.
          In addition to the above, if Landlord has not Substantially Completed the New Tenant Improvements in the Second Expansion Premises, for reasons other than Tenant Delays, Force Majeure Delays (as defined in Exhibit B) or Permitted Delays, by the date that is sixty (60) days following the later of the Estimated Completion Date or April 1, 2012, Tenant, at Tenant’s option, exercised by written notice to Landlord given no later than ten (10) days after the expiration of such sixty (60) day period (the “Outside Completion Date”), may elect to exercise one of the following remedies as its sole and exclusive remedy for such delay:
                    (i) To notify Landlord that Tenant elects to have an abatement of Monthly Base Rent, for just the Second Expansion Premises but not the Current Premises, of one day of Monthly Base Rent for each day after the Outside Completion Date until Substantial Completion of the New Tenant Improvements occurs with such abatement being applied towards Monthly Base Rent first coming due for the Second Expansion Premises; or
                    (ii) To take over and complete the New Tenant Improvements on its own with the remaining costs therefor (up to a total of the amount of Landlord’s Allowance and to the extent applicable HVAC Allowance for the HVAC Work, as such terms are defined in Exhibit B attached hereto, but less costs already paid by Landlord for the New

Tenant Improvements or HVAC Work as the case may be) to be reimbursed to Tenant by Landlord within thirty (30) days of receipt by Landlord of an invoice from Tenant for such costs, accompanied by customary documentation supporting the charges for completion of such work, which documentation is of a scope and detail sufficient to satisfy a commercial construction lender operating in the market area in which the Building is located and which shall include copies of paid invoices from Tenant’s contractor, paid invoices for materials, equipment, moving and/or installation charges, and lien waivers. If such option under this paragraph (ii) is chosen, Landlord shall reasonably cooperate with Tenant to accommodate Tenant’s contractor, and as otherwise reasonably necessary for Tenant to complete the New Tenant Improvements. If Landlord fails to reimburse Tenant for such costs (up to the limit set forth herein) within such thirty-day period, Tenant shall have the right to offset unreimbursed costs against Monthly Base Rent for the Second Expansion Premises; provided, however, Tenant shall not be entitled to offset more than 20% of any particular installment of Monthly Base Rent. Except for the remedies specifically set forth in this Section, which are Tenant’s sole remedies for the failure of the New Tenant Improvements to be Substantially Complete by the Estimated Completion Date, Landlord shall not be subject to any liability therefor, nor shall such failure affect the validity of the Lease or this Second Amendment, or the obligations of Tenant hereunder, and Tenant waives any right to rescind this Lease or to recover from Landlord any damages, direct or indirect, which may result from the failure of Landlord to timely substantially complete the New Tenant Improvements.
     12. Other Changes.
          12.1. Future Development. Landlord agrees that it will not construct additional buildings for lease or sale on the Property through April 1, 2015.
          12.2. Window Washing. The schedule and specifications for washing of the exterior windows shall be in accordance with Exhibit D attached hereto.
          12.3. Inteq Generator Equipment. Tenant may take over and use the existing generator equipment owned by Inteq Corporation at the Property (“Inteq’s Generator Equipment”) if Inteq Corporation elects to leave Inteq’s Generator Equipment at the Property at the expiration of the term of the Inteq Lease. Landlord shall not be responsible or liable if Inteq Corporation removes or damages all or any part of Inteq’s Generator Equipment. Tenant’s take over and use of Inteq’s Generator Equipment shall be in its AS IS condition without any representation or warranty, whether expressed or implied, by Landlord. Landlord shall not be responsible for any repairs or maintenance of Inteq’s Generator Equipment or for the failure of such equipment to comply with any applicable Legal Requirements. The use and operation of such equipment by Tenant shall be subject to Section 1.2.2 of the Original Lease, except that (i) Tenant’s obligation with respect to the maintenance and repair of Inteq’s Generator Equipment shall be limited to providing typical maintenance, and Tenant shall have the right, but not the obligation, to make major repairs except if required due to the negligence or willful misconduct of Tenant, or replace, the same, and in any event upon the expiration or termination of the Lease, Tenant shall leave Inteq’s Generator Equipment in its place in its then condition, provided, however, that if Tenant does make any repairs or discontinues use of the Inteq’s Generator Equipment, Tenant shall at its expense perform all requirements for shutting down and discontinuing the use of the Inteq’s Generator Equipment as required under all applicable law and regulations. Tenant shall not be responsible for any adverse condition caused by the Inteq’s

General Equipment that may exist as of the expiration of the term of the Inteq Lease or prior to Tenant’s use thereof (such as by way of example only, prior leak of any fuel tank). Landlord shall have no duty or obligation (x) to repair, maintain or replace Inteq’s Generator Equipment, (y) to provide any warranty for repair or replacement, or (z) be responsible for such equipment becoming in disrepair, malfunctioning or failure of Inteq’s Generator Equipment notwithstanding anything to the contrary in Section 1.2.2 of the Lease or elsewhere in the Lease or this Second Amendment.
          12.4. HVAC Specifications and After Business Hour Charge.
               12.4.1. Section 4.1.3 of the Original Lease is amended so that Landlord shall furnish heating and cooling to provide a space temperature and ventilation for the comfortable occupancy of the Premises under normal business operation, as described on Exhibit E, Monday through Friday, inclusive, from 8:00 a.m. to 6:00 p.m. and Saturday from 9:00 a.m. to 1:00 p.m., holidays excepted.
               12.4.2. The Building is commonly referred to having east and west towers although both towers are part of one Building. The east tower has the Current Premises and the west tower has the Second Expansion Premises. Section 4.1.2 of the Original Lease is amended to provide that the current $65.00 per hour per floor charge for HVAC use outside Normal Business Hours shall be $65.00 per hour per floor in each tower at the Building. By way of example only, if HVAC usage after Normal Business Hours is required on the second floor of the Building, the after hour charge would be $65.00 per hour for the east tower plus $65.00 per hour for the west tower. Such charge shall be prorated for partial hours and is subject to change at any time during the Term, as extended by this Second Amendment, from and after the date this Second Amendment is fully executed by the parties, but any increase for such after hour charge shall be consistent with charges for after hour HVAC usage by other institutional owners of comparable class property in the Bedford/Burlington Route 128 North Market Area.
          12.5. Chilled Water. Section 4.1.3 of the Original Lease is replaced in its entirety to provide as follows:
“In addition to the eighty (80) tons of existing supplemental HVAC service to the Current Premises, Tenant shall have the right to connect to the chilled water system and cooling tower and pumps (the “Base Building System”) for up to sixty (60) tons of chilled water for Tenant’s twenty—four (24) hour per day supplemental HVAC use in the Current Premises. Tenant may also have additional tonnage of chilled water for Tenant’s twenty—four (24) hour per day supplemental HVAC use for the Second Expansion Premises to the extent such additional tonnage is available and does not impair, compromise or adversely affect the capacity of the Base Building System to service the Building in accordance with the requirements of the Lease, as amended by this Second Amendment, without further modification, alteration, improvement or expansion of or increase to the Base Building System, as reasonably determined by Landlord. Landlord shall have the right to elect to take back all or any part of the additional tonnage of chilled water made available to Tenant under the prior sentence if Landlord reasonably determines such to be necessary for providing HVAC service to the Building as required under the Lease, as amended by this

Second Amendment. Tenant shall be responsible for any and all costs (including equipment) associated with Tenant’s connection to Landlord’s Base Building System (and all such work shall be approved by Landlord in accordance with the terms of the Lease, as amended by this Second Amendment). Tenant shall pay its share of utility costs associated with its use of the Base Building System. Such costs shall be calculated by Landlord by multiplying the total utility costs for the use of such Base Building System for the Building by a fraction the numerator of which is the tonnage of Tenant’s supplemental HVAC connected to the Base Building System and the denominator of which is five hundred (500) tons, or one thousand (1,000) tons if the second five hundred (500) tons of existing equipment is used for this purpose. Tenant shall pay such utility costs to Landlord monthly, with Tenant’s payment of rent hereunder based on an invoice received from Landlord. Tenant shall also be responsible for payment of all utility costs to operate its supplemental HVAC that is not connected to the Base Building System.”
          12.6. Vendors Check In and Minimum Hours. All employees, representative and agents of Landlord and its property manager, and all service contractors and vendors engaged by Landlord to perform any service inspection or work in the Premises shall sign in at Tenant’s front desk to the main entrance to the Premises, except in an emergency. Service calls shall not be subject to a four hour minimum charge.
          12.7. Exclusive Use Rights. Section 1.1.1 of the Original Lease is amended so that Tenant shall have exclusive use, without any cost to Tenant, of all amenities in the Building, including the existing cafeteria, fitness center and auditorium in the Building and Common Areas in the Building and elsewhere on the Property, subject (a) to Landlord’s reserved rights to the Reserved Areas and Facilities as provided and defined in Section 1.5 of the Original Lease; provided, however, Landlord shall not relocate any entranceways to the Building or any Common Areas within the Building or lease, license or permit the use of any Common Areas by any party other than Tenant or any party claiming through Tenant, and (b) to any further development of the Property by Landlord after April 1, 2015 when Tenant’s use of such exterior Common Areas shall be non-exclusive, but Tenant’s use of such amenities and Common Areas in the Building, the outdoor patio adjacent to the Building (i.e., the patio being installed as part of Landlord’s Additional Work under Section 9 of Exhibit B-1), the Backup Power System and Inteq’s Generator Equipment shall still be for Tenant’s exclusive use.
          12.8. Property Management. The Property is currently managed by Divco West Real Estate Services, Inc. (“Divco”). Tenant shall have the right from time to time after not less than ninety (90) days prior written notice to Landlord to have Landlord engage a different third party property management company to provide property management services, subject to the following conditions and requirements:
               12.8.1. Landlord will propose the name of up to three (3) replacement property management companies and Tenant may elect upon notice to Landlord to have anyone of such proposed replacement property management companies become the new property manager. The replacement property management company must be an independent qualified and reputable third party property management company with experience in managing large office buildings comparable to the Building. The new property management company shall be referred to herein as the “New Property Management Company.” The New Property Management Company and Landlord will enter into a customary, market property management agreement on terms and conditions and for fees and compensation approved by Landlord in its reasonable discretion, but such fees and compensation shall be in accordance with the Lease, as amended by this Second Amendment. The terms of such property management agreement will be consistent with Landlord’s responsibilities under the Lease, as amended by this Second Amendment. Tenant may arrange for supplemental services from the New Property Management Company at Tenant’s sole expense.
               12.8.2. The New Property Management Company must maintain such insurance as is customarily required by institutional landlords of similar buildings and name Landlord and its designees as additional insured on all liability policies.
               12.8.3. The maximum combined management fee payable to the New Property Management Company and Divco shall not exceed the amount provided in the Lease, unless permitted by Tenant. All such fees shall be included in Operating Expenses.
               12.8.4. The third party property management may be terminated by Landlord or a successor Landlord upon any sale or transfer of the Property to an unaffiliated third party and a new property management company may be selected by such successor Landlord; provided, however, that Tenant shall have the right to have such successor Landlord replace such newly designated property management company after one year following the date of such sale to a successor Landlord with such replacement to be done in accordance with this Section 12.8 and all subsections thereof.
          12.9. One-Time Right to Notice of Intent to Market. If Landlord, in its sole and absolute discretion, elects to market the Property, but not with any other property as part of a portfolio sale including the Property and other property, for sale at any time during the Term, Landlord shall provide Tenant with written notice of such election and the contact information of Landlord’s broker (“Marketing Notice”), provided Tenant is leasing all of the Premises (i.e., the Current Premises and the Second Expansion Premises) and is not in default of the Lease beyond any applicable grace or cure periods, as amended by this Second Amendment. Tenant’s right to the Marketing Notice shall only apply if Landlord elects to market, list or consider proposals for the sale of the Property other than as part of a portfolio sale with other properties. The right to the Marketing Notice will not be applicable if (i) Landlord elects in its sole and absolute discretion to sell or market the Property as part of a portfolio sale with any other property or properties, (ii) the Property will be conveyed by any trustee sale, foreclosure or deed in lieu thereof, or (iii) the Property will be transferred to an affiliate. If Landlord sells or otherwise transfers the Property to another party (whether as part of a package with any other property, or as a single asset), then Tenant’s right to a Marketing Notice under this Section shall be null and void and of no further force or effect. Notwithstanding anything to the contrary, Tenant acknowledges and agrees that this right to a Marketing Notice is subject and subordinate to any mortgage or deed of trust now or hereafter placed on the Property and that any lender will not be obligated to agree to recognize such right in the event of a foreclosure, trustee’s sale or deed in lieu thereof or in connection with providing any subordination, attornment and non-disturbance agreement. Landlord’s agreement to provide a Marketing Notice to Tenant as provided above shall not require or impose any obligation on Tenant or Landlord to negotiate or enter into any agreement for any sale or other disposition of the Property. For purposes of this Section 12.9, the term “Property” shall include a controlling interest therein.
          12.10. Inspection. At its expense, Tenant shall be allowed to have an independent engineer to perform an inspection on all life safety, HVAC and electrical systems in the Building and Tenant shall have the right to use the results of such inspections for purposes of indentifying additional HVAC Work (consistent with the HVAC specifications in Exhibit E) or otherwise confirming Landlord’s proper completion of Landlord’s Work, and Landlord reserves the right to engage consultants to verify such work required to be done by Landlord.
          12.11. Certain Representations and Warranties of Landlord. Landlord hereby represents and warrants to Tenant that:
               12.11.1. No joinder or approval of another person (including, without limitation, any lender or ground lessor) is required with respect to Landlord’s right and authority to enter into this Amendment.
               12.11.2. There is no mortgage or ground lease encumbering the Property or any portion thereof.
               12.11.3. To Landlord’s actual knowledge as of the date of this Second Amendment, Landlord is not aware of the existence of any Hazardous Material or mold in the Second Expansion Premises (i) except (x) as disclosed in the “Phase I Environmental Site Assessment Limited Asbestos Survey and Limited Visual Mold and Moisture Content Survey 100 Crosby Drive Bedford, Massachusetts” dated August 2007, prepared by ENVIRON International Corporation for Divco West Properties, and (y) for minimal quantities of Hazardous Material contained in products used for cleaning and office purposes and customary quantities of Hazardous Material contained within equipment used for the operation of the Building’s systems, or (ii) in violation of any applicable Legal Requirements in effect as of the date of this Second Amendment.
               12.11.4. To Landlord’s actual knowledge as of the date of this Second Amendment, there are no structural defects in west tower portion of the Building.
               12.11.5. Landlord has available or access to sufficient funds to pay for the completion of the Landlord’s Work.
               12.11.6. Landlord has not received written notice from any governmental authority or other third party that the Building is in violation of any Legal Requirement.
          12.12. No Landlord Supervision or Oversight Fee. Except for the supervision fee described in Section 2 of Exhibit B, Landlord shall not be entitled to any supervision or oversight fee from Tenant in connection with any improvements or alterations hereafter constructed in the Building or on the Property, except to the extent Tenant requests Landlord to perform any other alterations for Tenant other than the expansion of parking under Section 6.1 of this Second Amendment for which no supervisory or oversight fee shall be due Landlord from Tenant.

          12.13 Signs. At its expense, Tenant shall have the right to have a sign with its name installed on the Building where the existing sign for “Inteq” is currently located. The existing Inteq sign will be removed as provided in Section 4 of Exhibit B-1 attached hereto. In addition, Tenant shall have the additional signage rights described in Section 6 of Exhibit B-1. All such additional signage rights shall be included as part of Tenant’s signage rights under Section 3.15 of the Original Lease and shall be subject to the terms and provisions of Section 3.15 of the Original Lease, as amended by this Second Amendment. Landlord shall remove the existing Richards, Barry & Joyce brokerage sign from the Property within five (5) business days after the date this Second Amendment is fully executed and delivered by Tenant and Landlord.
     13. Brokerage. Each of Landlord and Tenant represents and warrants to the other that it has not dealt with any broker or agent in connection with this Second Amendment, other than Richards Barry Joyce & Partners, LLC and Grubb & Ellis (collectively, the “Broker”), and that, insofar as it knows, no other broker or agent negotiated this Second Amendment or is entitled to any commission in connection herewith. Each of Landlord and Tenant agrees to indemnify, defend and hold the other (and in the case of Landlord, its asset manager, its property manager and their respective employees) harmless from and against any claims for a fee or commission made by any broker, other than the Broker, claiming to have acted by or on behalf of Landlord or Tenant, as the case may be, in connection with the Second Amendment.
     14. Successors and Assigns. It is mutually agreed that all covenants, conditions and agreements set forth in the Lease (as amended hereby) shall remain binding upon the parties and inure to the benefit of the parties hereto and their respective permitted successors and assigns.
     15. Submission Not an Offer. The submission of this Second Amendment shall not constitute an offer and this Second Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto.
     16. Ratification. Except as modified hereby, all other terms and conditions of the Lease shall remain unchanged and in full force and effect and are hereby ratified and confirmed by the parties hereto.
     17. Inconsistencies or Conflicts. Any inconsistencies or conflicts between the terms and provisions of the Lease and the terms and provisions of this Second Amendment shall be resolved in favor of the terms and provisions of this Second Amendment.
     18. Modification. This Second Amendment shall not be modified except in writing signed by both parties hereto. All references in this Second Amendment to the Lease shall be deemed to refer to the Lease, as amended by this Second Amendment, where the context reasonably requires.
     19. Counterparts. This Second Amendment may be executed by the parties hereto in multiple counterparts, each of which when taken together shall constitute a fully executed original document. Additionally, telecopied or e-mailed signatures may be used in place of original signatures on this Second Amendment. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Second Amendment based on the form of signature.

     20. Tenant’s Authority. Tenant represents and warrants for itself that all requisite organizational action has been taken in connection with this Second Amendment, and that the individual signing on behalf of Tenant has been duly authorized to bind the Tenant by his signature.
     21. Landlord’s Authority. Landlord represents and warrants for itself that all requisite organizational action has been taken in connection with this Second Amendment, and that the individual signing on behalf of Landlord has been duly authorized to bind the Landlord.
     22. Notice of Lease. Landlord and Tenant shall execute and deliver a notice of lease with respect to the Lease, as amended, which notice of lease Tenant may record at Tenant’s expense.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment on the date first indicated above.

LANDLORD:	MSCP CROSBY, LLC, a Delaware limited liability company

	By:		Divco West Real Estate Services, Inc., a Delaware corporation, its agent

			By:	/s/ James Teng
				Name:	James Teng
				Title:	Managing Director

TENANT:	ACME PACKET, INC., a Delaware corporation

	By:	/s/ Andrew D. Ory

		Name:	Andrew D. Ory
		Title:	CEO

EXHIBIT A
OUTLINE OF ENTIRE PREMISES
Exhibit A consisting of this cover sheet and the four (4) pages attached hereto is intended only to show the general layout of the entire Premises as of the Second Expansion Commencement Date (i.e., the Current Premises and the Second Expansion Premises). The depiction of interior demising or office walls, windows, furniture and equipment in this Exhibit is for illustrative purposes only, but does not mean that such items exist. It does not in any way supersede any of Landlord’s rights set forth in the Lease. It is not to be scaled; any measurements or distances shown should be taken as approximate.
All shaded areas in the attached four pages show Building core areas that are not part of the Premises.

GROUND FLOOR PLAN

06.01.2011

100 CROSBY DRIVE - BEDFORD, MA

DYER BROWN ARCHITECTS

Dyer Brown & Associates, Inc.

One Winthrop Square
Boston, Massachusetts 02110
t(617)426-1680 f(617)426-2187

FIRST FLOOR

06.01.2011

100 CROSBY DRIVE - BEDFORD, MA

DYER
BROWN
ARCHITECTS

Dyer Brown & Associates, Inc.
One Winthrop Square
Boston, Massachusetts 02110
t(617)426-1680 f(617)426-2187

SECOND FLOOR PLAN

100 CROSBY DRIVE - BEDFORD, MA

06.01.2011

DYER BROWN
ARCHITECTS

Dyer Brown & Associates, Inc.
One Winthrop Square
Boston, Massachusetts 02110
t(617)426-1680 f(617)426-2187

THIRD FLOOR PLAN

06.01.2011

100 CROSBY DRIVE - BEDFORD, MA

DYER BROWN ARCHITECTS

Dyer Brown & Associates, Inc.

One Winthrop Square
Boston, Massachusetts 02110
t(617)426-1680 f(617)426-2187

EXHIBIT B
WORK LETTER FOR CONSTRUCTION OBLIGATIONS
     This Exhibit B (“Work Letter”) forms a part of that certain Second Amendment to Lease (the “Second Amendment”) by and between ACME PACKET, INC., as Tenant, and MSCP CROSBY, LLC, a Delaware limited liability company, as Landlord, to which this Exhibit is attached. All capitalized terms referred to in this Exhibit shall have the same meaning provided in the Second Amendment, except where expressly provided to the contrary in this Exhibit.
     1. Construction of Landlord’s Work and Code Compliant Work. Landlord shall construct the New Tenant Improvements, HVAC Work, Landlord’s Additional Work and Code Compliant Work in accordance with this exhibit and the construction contract(s) to be executed by Landlord and its contractor(s). All such work shall be performed in a good and workmanlike manner in compliance with all Legal Requirements. The New Tenant Improvements and HVAC Work may be constructed in two phases with the initial phase being done to the Second Expansion Premises exclusive of the Early Occupancy Space, and the second phase being performed after Tenant vacates and removes its property from the Early Occupancy Space. If the New Tenant Improvements are constructed in such phases, Landlord agrees to commence construction of the second phase promptly after Tenant vacates and removes its property from the Early Occupancy Space and thereafter proceed to achieve Substantial Completion of the second phase of the New Tenant Improvements as soon as is reasonably practicable.
     2. Additional Definitions. Each of the following terms shall have the following meaning:
          “Construction Budget”- An estimate of the Construction Costs for the New Tenant Improvements prepared by Landlord after or in connection with the preparation of the Construction Plans.
          “Construction Costs”- All costs and expenses, as they apply separately to the New Tenant Improvements, HVAC Work and Landlord’s Additional Work, to construct the New Tenant Improvements, HVAC Work and Landlord’s Additional Work, including all fees and expenses for:
               (a) architectural/space planning services utilized by Landlord in the preparation of any space plan;
               (b) architects, engineers and consultants in the preparation of the Space Plans, Construction Plans, including mechanical, electrical, plumbing and structural drawings and of all other aspects of the Construction Plans, and for processing governmental applications and applications for payment, observing construction of the work, and other customary engineering, architectural, interior design and space planning services;
               (c) surveys, reports, environmental and other tests and investigations of the site and any improvements thereon, to the extent such reasonably necessary for the performance of the applicable work;

1

               (d) labor, materials, equipment and fixtures supplied by the general contractor, its subcontractors and/or materialmen;
               (e) the furnishing and installation of all heating, ventilation and air conditioning duct work, terminal boxes, distributing diffusers and accessories required for completing the heating, ventilation and air-conditioning system in the Premises, including costs of meter and key control for after-hour usage, if required by Landlord;
               (f) all fire and life safety control systems, such as fire walls, sprinklers and fire alarms, including piping, wiring and accessories installed within the Second Expansion Premises;
               (g) fees charged by the city and/or county where the Building is located (including, without limitation, fees for building permits and plan checks) required for the work;
               (h) a construction supervision fee payable to Landlord’s agent not to exceed two and one half percent (2 1/2%) of the Construction Costs (exclusive of unreimbursed architectural, engineering and other consultants’ costs paid for directly by Tenant) solely for the New Tenant Improvements (exclusive of said fee);
               (i) all taxes, fees, charges and levies by governmental and quasi-governmental agencies for authorization, approvals, licenses and permits; and all sales, use and excise taxes for the materials supplied and services rendered in connection with installation and construction; and
               (j) all costs and expenses incurred to comply with all Legal Requirements or ordinances of any governmental authority with respect to the Second Amendment Premises, except for the Code Compliant Work to be performed and paid for by Landlord as provided in Section 5.2 of this Exhibit.
          The term Construction Costs shall not include any fees, costs, expenses, compensation or other consideration payable to Tenant, or any of its officers, directors, employees or affiliates, or the cost of any of Tenant’s furniture, artifacts, trade fixtures, telephone and computer systems and related facilities, or equipment, but shall, at Tenant’s election, include costs and fees payable to Tenant’s architectural and engineering professionals and other third party consultants providing services in connection with Landlord’s Additional Work, subject to the terms of this Exhibit B.
          “Construction Plans” — The complete plans and specifications for the construction of the New Tenant Improvements consisting of all architectural, engineering, mechanical and electrical drawings and specifications which are required to obtain all building permits, licenses and certificates from the applicable governmental authority(ies) for the construction of the New Tenant Improvements. The Construction Plans shall be prepared by duly licensed and/or registered architectural and/or engineering professionals selected by Tenant but subject to the reasonable approval of Landlord, and in all respects shall be in substantial compliance with all applicable laws, rules, regulations, building codes for the city and county where the Building is located.

2

          “Force Majeure Delays” — Any delay, other than a Tenant Delay, by Landlord in completing any portion of Landlord’s Work by reason of (i) any strike, lockout or other labor trouble or industrial disturbance (whether or not on the part of the employees of either party hereto), (ii) governmental preemption of priorities or other controls in connection with a national or other public emergency, civil disturbance, riot, war, sabotage, blockade, embargo, inability to secure customary materials, supplies or labor through ordinary sources by reason of regulation or order of any government or regulatory body, or (iii) shortages of fuel, materials, supplies or labor, (iv) lightning, earthquake, fire, storm, tornado, flood, washout, explosion, inclement weather that adversely affects construction, or any other similar industry-wide cause beyond the reasonable control of Landlord, or (v) any other cause, whether similar or dissimilar to the above, beyond Landlord’s reasonable control, but in all cases excluding the availability or unavailability of funds or financing. The time for performance of any obligation of Landlord to construct Landlord’s Work under this Work Letter or the Second Amendment shall be extended at Landlord’s election by the period of any delay caused by any of the foregoing events. Landlord’s delivery of the Second Expansion Premises shall not, after extension on account of any Tenant Delays or Permitted Delays, in either case, be extended for more than an additional sixty (60) days on account of any Force Majeure Delay.
          “HVAC Allowance” means $1,044,000.00 for use solely towards payment of Construction Costs for the HVAC Work. Any unused amount of the HVAC Allowance as of April 1, 2013 shall remain the property of Landlord and Tenant shall have no interest in or right to use such funds.
          “HVAC Work” means the equipment, modifications, changes and other work to the base Building HVAC system (including distribution of HVAC in the Premises), including any work or improvements to the roof structure and membrane at the Building, required to be performed in connection with the HVAC Work or New Tenant Improvements proposed by the Synergy Report dated April 29, 2011 for the east tower and any subsequent findings from Synergy Consultants, Inc. related to the east tower, west tower or the New Tenant Improvements. The HVAC Work is intended to cause the Building’s HVAC system to deliver HVAC in accordance with the specifications set forth on Exhibit E.
          “Landlord’s Additional Work” means the work described in Exhibit B-1 attached hereto.
          “Landlord’s Allowance” — The amount of $3,500,000.00 to be paid by Landlord solely for the Construction Costs for the New Tenant Improvements, which sum shall, subject to the terms and conditions of this Exhibit B, be paid directly to the contracting parties entitled to payment.
          “Landlord Delay” means any actual delay incurred by Tenant in the completion of the final approved Space Plans or Construction Plans or the bidding process described in Section 3.4 of this Exhibit B to the extent not caused by Tenant and is directly due to: (i) a delay by Landlord, or by any person employed or engaged by Landlord, in approving or delivering to Tenant or its architect a response for approval or disapproval of any plans, including, without limitation, the Space Plans and the Construction Plans beyond the applicable time period set forth in this Exhibit for Landlord to respond; or (ii) any changes requested by Landlord in or to

3

previously approved work or in the approved Construction Plans. Landlord Delay shall also mean any actual delay of Landlord in achieving Substantial Completion of the New Tenant Improvements by the later of (i) April 1, 2012, or (ii) the date which is one hundred eighty (180) days after the date the Construction Plans for the New Tenant Improvements have been approved and the bidding process described in Section 3.4 of the Exhibit B has been completed, except to the extent resulting from Tenant Delays or Permitted Delays. Tenant shall notify Landlord in writing of a Landlord Delay within three (3) business days after the earlier of (a) Landlord receipt of notice from Tenant’s architect of an event or circumstance for a Landlord Delay or (b) the date when Tenant otherwise has received actual knowledge of such event or circumstance constituting a Landlord Delay; provided, however, if such notice is not timely given, the length of the Landlord Delay shall be decreased by the number of days between the end of such third (3rd) business day and the date of such notice to Landlord of such Landlord Delay.
          “Landlord’s Work” means the New Tenant Improvements, HVAC Work and Landlord’s Additional Work.
          “Substantial Completion,” “Substantially Complete,” “Substantially Completed” — The terms Substantial Completion, Substantially Completed and Substantially Complete shall mean when the following have occurred or would have occurred but for Tenant Delays:
               (a) Landlord has delivered to Tenant a written notice stating that the New Tenant Improvements have been Substantially Completed substantially in accordance with the Construction Plans, except “punch list” items which may be completed without materially impairing Tenant’s use of the Second Expansion Premises or a material portion thereof; and
               (b) Landlord has obtained from the appropriate governmental authority a temporary, conditional or final certificate of occupancy or signed building permit (or equivalent), if one is required, for the New Tenant Improvements permitting occupancy of the Second Expansion Premises by Tenant.
               Substantial Completion of the New Tenant Improvements will be determined separately based on each phase of the New Tenant Improvements with the first phase based on the New Tenant Improvements that may be done excluding New Tenant Improvements for the Early Occupancy Space and the second phase based on the New Tenant Improvements for the Early Occupancy Space.
          “Tenant Delay” — Any actual delay incurred by Landlord in the completion of the New Tenant Improvements or HVAC Work (with respect to HVAC Work, only to the extent the related delay causes a delay in the Second Expansion Commencement Date) to the extent not caused by Landlord and is directly due to: (i) a delay by Tenant, or by any person employed or engaged by Tenant, in approving or delivering to Landlord any plans, schedules or information, including, without limitation, the Space Plans and the Construction Plans beyond the applicable time period set forth in this Exhibit, if any, only to the extent it does not give Landlord one hundred eighty (180) days before April 1, 2012 to Substantially Complete the New Tenant Improvements; (ii) a delay in the performance of work in the Premises by Tenant or any person employed by Tenant; (iii) any changes requested by Tenant in or to previously approved work or

4

in the approved Construction Plans; (iv) delays in delivery of any materials specified by Tenant through change orders; (v) the failure of Tenant to pay as and when due under this Exhibit all Construction Costs and other costs and expenses to construct the New Tenant Improvements in excess of Landlord’s Allowance; or (vi) unreasonable interference with the construction of the New Tenant Improvements or HVAC Work. Landlord shall notify Tenant in writing of a Tenant Delay within three (3) business days after the earlier of (a) Landlord receipt of notice from Landlord’s contractor of an event or circumstance for a Tenant Delay or (b) the date when Landlord otherwise has received actual knowledge of such event or circumstance constituting a Tenant Delay; provided, however, if such notice is not timely given, the length of the Tenant Delay shall be decreased by the number of days between the end of such third (3rd) business day and the date of such notice to Tenant of such Tenant Delay.
          “New Tenant Improvements” — The improvements (other than the HVAC Work and Landlord’s Additional Work) to be installed by Landlord in the Premises substantially in accordance with the Construction Plans for the New Tenant Improvements. The New Tenant Improvements shall be similar in design, type and quality that were constructed in the Current Premises for Tenant. Notwithstanding anything to the contrary in the Second Amendment or this Exhibit, the New Tenant Improvements may be constructed in two separate phases as described in Section 1 above and in the definition of Substantial Completion. In such event, the New Tenant Improvements for the Early Occupancy Space will not start until after Tenant vacates and removes its property from the Early Occupancy Space.
     3. Construction of New Tenant Improvements and HVAC Work. Tenant shall engage the architect, structural and mechanical engineers and other design and construction professionals and consultants that are needed to design the New Tenant Improvements, each of whom shall be duly licensed in the Commonwealth of Massachusetts and approved in advance in writing by Landlord, to prepare the Construction Plans. Landlord shall not unreasonably withhold or delay its approval of the proposed architect and engineers. Tenant may present a list of other different architects, engineers and design and construction consultants for Landlord’s reasonable approval and Tenant may use any architect and engineers that has been approved by Landlord. Tenant shall cause the Space Plans and Construction Plans to be prepared by the approved architect, mechanical engineer(s) and design consultants. Tenant shall pay for the cost of such architect and engineer but the cost for such services reimbursed by Landlord shall be part of the Construction Costs for the New Tenant Improvements. Tenant may use Landlord’s Allowance for payment of such costs. The parties agree to cooperate with each other and the architects and engineers preparing the Space Plans and Construction Plans.
          3.1 Space Plans. Within thirty-five (35) days after the execution of the Second Amendment by Tenant and Landlord, Tenant shall submit to its architect or designer all additional information, including occupancy requirements for the New Tenant Improvements in the Second Expansion Premises (“Information”), necessary to enable the architect, designer or contractor to prepare space plans for the New Tenant Improvements containing all demising walls, corridors, entrances, exits, doors, interior partitions, and the locations of all offices, conference rooms, computer rooms, and other rooms and layout. Landlord shall be entitled to rely upon all plans, drawings and information supplied by or for Tenant in preparing the space plans. Tenant shall deliver a copy of any proposed space plans that are acceptable to Tenant for Landlord’s approval. Within ten (10) business days after receipt of the space plans, Landlord

5

shall notify Tenant in writing that: (i) Landlord approves such space plans; or (ii) Landlord disapproves such space plans in the particular instances specified by Landlord in such notice (including, without limitation, the specific changes requested by Landlord. Landlord shall not unreasonably withhold its approval to the space plans. Tenant shall cause any proposed space plans to be revised appropriately to address Landlord’s comments and to be resubmitted to Landlord for its prompt review and approval or disapproval which shall be provided within five (5) business days for review of any revised Space Plan. The failure of Landlord to provide such written notice within said ten (10) or five (5) business day period shall be a Landlord Delay to the extent such Landlord Delay(s) result in there being less than one hundred eighty (180) days between the date the Construction Plans are approved by Landlord and Tenant and the bidding process under Section described in Section 3.4 below has been completed and April 1, 2012. The space plans approved by the parties as provided above shall be referred to as the “Space Plans.”
          3.2 Construction Plans. After approval of the Space Plans, Tenant shall cause its architects and engineers to prepare Construction Plans for the construction of the New Tenant Improvements and deliver the same to Landlord as soon as reasonably possible. Within ten (10) days after receipt of the Construction Plans, Landlord shall notify Tenant in writing that (i) Landlord approves the Construction Plans; or (ii) Landlord disapproves the Construction Plans because they vary in design from the Space Plans approved by Landlord and Tenant in the particular instances specified by Landlord in such notice (including, without limitation, the specific changes requested by Landlord), but such disapproval shall constitute a Landlord Delay unless the proposed Construction Plans materially deviates from the approved Space Plans. Landlord shall not unreasonably withhold its approval to the proposed construction plans. The failure of Landlord to provide such written notice within said ten (10) day period shall be a Landlord Delay to the extent such Landlord Delay(s) result in there being less than one hundred eighty (180) days between the date the Construction Plans are approved by Landlord and Tenant and the bidding process under Section described in Section 3.4 below has been completed and April 1, 2012.
          3.3 Tenant’s Design Consultant. Tenant may engage a construction manager or contractor to assist Tenant in considering and evaluating the estimated costs for the New Tenant Improvements based on different designs and specifications for the Space Plan and Constructions Plans. Subject to Section 5.1 below, Tenant shall pay for the cost of such construction manager or contractor but the cost for such services which are reimbursed by Landlord shall be part of the Construction Costs for the New Tenant Improvements. Tenant may use Landlord’s Allowance for payment of such costs.
          3.4 Approval of the Construction Budget. Within twenty-five (25) days after approval of the Construction Plans by Landlord and Tenant as provided above, Landlord shall perform a competitive and open book bid process for general contractor selection and present the results to Tenant. Landlord shall propose for Tenant’s reasonable approval a list of prospective general contractors to requests bids and Tenant shall provide its approval or disapproval to the contractors on such list within five (5) days after request by Landlord. Landlord may make such request prior the start of said twenty-five day period described above. Landlord shall use its good faith reasonable efforts to, unless waived by Tenant, obtain three (3) bids for the New Tenant Improvements and HVAC Work from contractors approved by Tenant so long as Tenant

6

has approved of not less than three (3) contractors willing to provide such bid for consideration, and Tenant shall have the right to participate with Landlord in the discussions and negotiations concerning the costs of the New Tenant Improvements and HVAC Work. Landlord shall cooperate with Tenant to achieve costs savings by value engineering wherever reasonable, but any additional time incurred in connection therewith shall not constitute part of Landlord’s twenty-five day period to perform and present competitive bids. After receipt of all bids, Landlord and Tenant shall mutually agree to accept one of such bids (both parties acknowledging and agreeing that they will consider factors, other than price, in choosing the contractor to perform the New Tenant Improvements and HVAC Work, such that the low bidder will not automatically be the chosen contractor). Tenant shall provide its approval or disapproval of any bid and contractor within fifteen (15) days after request by Landlord. Landlord shall prepare the Construction Budget for the Construction Costs for the New Tenant Improvements and HVAC Work from the contractor and bids selected as provided above. The Construction Budget shall outline the general categories of costs for the New Tenant Improvements and the HVAC Work. Notwithstanding the foregoing or anything to the contrary contained in this Exhibit B, at Tenant’s election, in order to expedite the bidding process and overall schedule for completion of the New Tenant Improvements, Landlord shall, within five (5) business days following written notice from Tenant, commence the bidding process described above for the New Tenant Improvements prior to approval of the Construction Plans based upon the approved Space Plan or on an early release of construction drawings and present the results to Tenant within twenty-five (25) days following commencement thereof. Tenant shall provide its approval or disapproval of any such bid and contractor within fifteen (15) days after request by Landlord.
          3.5 Building Permits. After or in connection with the approval by Landlord and Tenant of the Construction Plans and Construction Budget as provided above, Landlord or its contractor shall submit the Construction Plans to the appropriate governmental body for plan checking and a building permit. Landlord, with Tenant’s cooperation, shall cause to be made any change in the Construction Plans necessary to obtain the building permit and to the extent the aggregate amount of the Construction Costs exceeds the amount of Landlord’s Allowance, Tenant shall be responsible for such additional costs, notwithstanding the amount previously specified in the Construction Budget approved by Landlord and Tenant.
          3.6 Construction. Landlord shall construct the New Tenant Improvements and HVAC Work substantially in accordance with the applicable Construction Plans, in a good and workmanlike manner and in compliance with all Legal Requirements. Landlord shall use commercially reasonable efforts to cause the contractor(s) to timely perform the foregoing work.
          3.7 Tenant’s Responsibility. Tenant shall be solely responsible for the suitability for the Tenant’s needs and business of the design and function of the New Tenant Improvements. Tenant shall also be responsible for procuring or installing in the Second Expansion Premises any trade fixtures, equipment, furniture, furnishings, telephone equipment or other personal property (“Personal Property”) to be used in the Second Expansion Premises by Tenant, and the cost of such Personal Property shall be paid by Tenant. Tenant shall conform to the Building’s wiring standards in installing any telephone equipment and shall be subject to any and all rules of the site during construction. Tenant shall be responsible to ensure that Tenant’s architect and engineer cause the Space Plans and Construction Plans to be prepared in compliance with all applicable Legal Requirements. Landlord’s approval of any plans,

7

including, without limitation, the Space Plans or the Construction Plans, shall not: (i) constitute an opinion or agreement by Landlord that such plans are in compliance with all applicable Legal Requirements, or (ii) impose on Landlord any responsibility for a design defect, or (iii) constitute a representation or warranty regarding the accuracy, completeness or correctness thereof.
     4. Landlord’s Additional Work. Landlord shall construct Landlord’s Additional Work substantially in accordance with this Work Letter and the construction contract(s) to be executed by Landlord and its contractor(s) and in a good and workmanlike manner and in compliance with all Legal Requirements. Landlord shall commence the Landlord’s Additional Work within a commercially reasonable period of time after the date hereof and use its good faith efforts to substantially complete Landlord’s Additional Work as soon as is commercially reasonable after the date hereof taking into consideration the schedule for performance of the New Tenant Improvements and HVAC Work, subject to any Tenant Delay, Permitted Delay and Force Majeure Delay. The construction contract(s) for completing Landlord’s Additional Work and the contractor(s) to perform such work shall be approved and/or selected, as the case may be, by Landlord in its sole and absolute discretion without the consent of Tenant. Landlord’s Additional Work shall be deemed substantially complete when Landlord has notified Tenant that Landlord’s Additional Work has been substantially completed, except for “punch list” items which may be completed without materially affecting Tenant’s use or occupancy of the Second Expansion Premises, as determined by Landlord’s architect or contractor.
     5. Payment of Construction Costs.
          5.1 New Tenant Improvements. Landlord shall pay for the Construction Costs for the New Tenant Improvements, not to exceed the amount of Landlord’s Allowance, except as provided in Section 5.2 below. Tenant acknowledges and agrees that it shall be responsible for payment of all Construction Costs in excess of Landlord’s Allowance for the New Tenant Improvements and shall pay to Landlord within twenty (20) days after request from Landlord the amount of such excess Construction Costs. Landlord shall pay to Tenant for payment to Tenant’s architect and engineers, or at Landlord’s election Landlord shall pay directly to Tenant’s architect and engineer, the portion of Landlord’s Allowance incurred by Tenant for such architect and engineer to prepare the Space Plans and Constructions Plans. Such payment shall be made by Landlord within thirty (30) days after receipt of a detailed invoice from such architect and engineer that is approved in writing by Tenant. The same procedure shall be followed for payment of portions of Landlord’s Allowance for Tenant’s construction manager under Section 3.3 of this Exhibit B.
          5.2 Excess Code Compliant Costs. Landlord shall be responsible for the additional costs incurred for, and shall perform in a good and workmanlike manner in compliance with all applicable Legal Requirements, any additional work required to be done to the Exterior Areas (hereinafter defined) to comply with applicable building codes and laws as such codes and laws are currently interpreted and applied by the local governmental authority for office use (“Code Compliant Work”) to the extent the Code Compliant Work is required to be undertaken at by the local governemntal authority at the time of or in connection with the construction of the New Tenant Improvements. For purposes hereof, the “Exterior Areas” mean the main sewer and drainage system under and outside of the Building, all exterior entranceways into the Building (excluding any entrance doors) and roof of the Building.

8

          5.3 HVAC Work. Landlord shall pay for the Construction Costs for the HVAC Work, not to exceed the amount of the HVAC Allowance. Tenant acknowledges and agrees that it shall be responsible for payment of all Construction Costs in excess of the HVAC Allowance for the HVAC Work and shall pay to Landlord within twenty (20) days after request from Landlord the amount of such excess Construction Costs.
          5.4 Landlord’s Additional Work. Landlord shall pay for the Construction Costs for Landlord’s Additional Work, except for any additional costs for Landlord’s Additional Work due to any changes requested by Tenant, which excess costs shall be paid by Tenant to Landlord as provided in Section 6 below.
     6. Changes. Tenant shall not be permitted to make any change in the New Tenant Improvements or HVAC Work after approval of Construction Plans therefor or to Landlord’s Additional Work without the prior written approval of Landlord, which shall not be unreasonably withheld. The cost of such changes and the additional costs as a result of any changes, including the cost to revise the Construction Plans, obtain any additional permits, construct any additional improvements required as a result thereof, the cost for materials and labor, and all other additional costs incurred by Landlord from resulting delays in completing the New Tenant Improvements, HVAC Work or Landlord’s Additional Work, which, in any case increase the cost of the New Tenant Improvements in excess of Landlord’s Allowance or increase the cost of the HVAC Work in excess of the HVAC Allowance Work or increase the cost of Landlord’s Additional Work, shall be paid by Tenant to Landlord within twenty (20) days after Tenant’s receipt of notice from Landlord. If Landlord does not receive such payment within said twenty (20) day period, Landlord shall have the right, in addition to any other rights or remedies available under the Lease, at law or in equity, to (i) proceed with the other work not affected by such change until such payment is received; and/or (ii) proceed with the work without making such change; in which case the commencement or completion of such work shall not be deemed a waiver of Tenant’s obligation to pay for same or any additional costs or expenses incurred as a result thereof.
     7. Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Exhibit, if a Default by Tenant exists under the Lease, as amended by the Second Amendment, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, the Second Amendment and/or this Exhibit, Landlord shall have the right to cease the construction of Landlord’s Work (in which case, Tenant shall be responsible for any delay in the completion of Landlord’s Work caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Exhibit shall be forgiven until such time as such Default is cured pursuant to the terms of the Lease, as amended by the Second Amendment.

9

EXHIBIT B-1
Landlord’s Additional Work
1. Relocate Fire Test Connections
Landlord shall perform the following work with respect to the post indicator valves shown in Figure 1 and the fire test connections depicted in Figure 2.
Landlord shall, in good faith, investigate the feasibility of relocating the post indicator valves identified in Figure 1 from their existing conspicuous location in the main entrance to a more discrete location acceptable to Tenant and Landlord, and if reasonably feasible, Landlord shall relocate the same. If relocation is not feasible, Landlord shall cooperate and consult with Tenant to develop and implement aesthetically pleasing and practical landscaping around such connections. Any and all relocations of post indicator valves and/or the introduction of landscaping shall be subject to the prior written approval of the Bedford Fire Department and any other applicable governmental authorities and agencies. Landlord shall not be required to spend more than $10,000.00 for the cost for the work under this paragraph.
Figure 2 ICON A identifies the location of a single fire test connection that is visible from the main lobby and entrance walkway. Landlord shall relocate the test connection to the ICON B location in Figure 2. Landlord shall cover the relocated connection as seen in Figure 3 with an aesthetically pleasing covering and restore the area from which it is relocated. The work under this paragraph is shall be subject to the prior written approval of any applicable governmental authorities and agencies.

1

Figure : Front Entrance Fire Connections
Figure 2: Front Entrance Fire Connections.

2

Figure 3: Front Entrance Fire Connection correction.
2. Resolve the heating/weatherproofing/walk off mat issues at main entrance vestibule.
The east tower main entrance to the Current Premises shall be replaced with a suitable design that incorporates regional insulated protection from elements. Figure 4 indicates current state and Figure 5 represents materials that should be used to compensate heating and cooling exposure.
Such entrance shall be extended to incorporate a larger vestibule with appropriate drainage that allows rain and snow to properly drain away from the Building and not into it. This work shall prevent ice melt and sand from seeping into the main lobby of the Building except due to wind, storm, and pedestrian ingress and egress when the doors are opened.

3

Figure 4: Front Entrance poorly designed non-insulated doors.
Figure 5: Front Entrance properly designed insulated doors.

4

3. Landlord to take over control of HVAC EMS system, connecting system to base building system and converting existing pneumatic controls to DDC. Landlord to provide independent wireless network to run EMS and give Tenant read access for monitoring.
After providing Landlord control of the EMS system, Landlord shall provide reasonably prompt response to service requests relating to temperature and adjustment controls for Tenant’s employees’ comfort. The system will be made available to the Building’s property manager. Tenant’s facilities coordinator shall have read access to this system.
4. Remove InteQ exterior sign and repair any damage
The west tower “InteQ” signage shall be removed and any damage to the façade under which such signage was located shall be repaired.
Figure 6: Existing west tower InteQ sign to be removed.
5. Additional exterior landscaping work around the West Tower.
Landlord shall add additional exterior landscaping or remove and change existing landscaping around the West Tower pursuant to a plan designed by Tenant and, if Tenant requests, performed by a landscape contractor selected by Tenant; provided such plan designed by Tenant does not increase the annual ongoing repair and maintenance of the Property, such as by way of

5

example only including trees and bushes that require special treatment or are not likely to withstand the adverse weather conditions experienced in the area. Landlord is not required to spend more than $80,000.00 for Landlord’s Additional Work under this Section. Tenant shall have the right to install and maintain additional landscaping elsewhere on the Property using its own landscape architect and landscape contractors; however, any additional costs in excess of $80,000.00 shall be paid by Tenant. The foregoing work is not part of the ongoing repair and maintenance of the landscaping.
6. Add parking lot curb replacement and visitor parking space and monument signs to exterior.
Landlord shall replace all curbing around the island situated generally in front of the west tower as shown in Figure 7 below. Tenant shall have the exclusive right to use the signage area for the existing monument sign at Crosby Drive and the main driveway; accordingly, Landlord shall remove the existing “DIVCO” sign and other signs and replace them with a sign designed by Tenant, subject to the reasonable approval of Landlord with an area equivalent to the aggregate area of the existing monument signage. Any such replacement signage shall be subject to the approval of the local governmental authority. Landlord shall also install directional signage, as requested by Tenant and approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, along the roadways within the Property. Landlord will pay for such replacement signage provided such replacement signage is of the same size, type and design of the existing signage. Notwithstanding the foregoing, Tenant’s exclusive right to such signage area is subject to Landlord’s right to develop the Property and allow future tenants and occupants pro-rata signage rights.
Figure 7: Curbing to be replaced by Landlord
7. Refurbish all elevator interiors excluding the freight elevator.

6

Landlord shall refurbish the east tower elevators (2) off of the atrium in Tenant’s Current Premises by replacing interior panels consistent with the modern look and feel of the surrounding design of Tenant’s Current Premises. Information for the design of this elevator will be provided by Tenant’s architect and subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall, concurrently with the construction of the New Tenant Improvements, refurbish the west tower elevators to the same standard. Landlord shall not be required to spend more than $15,000.00 for each elevator cab (i.e., $60,000.00 in the aggregate for the 4 elevator cabs). Any additional costs shall be paid by Tenant to Landlord within twenty (20) days after written request by Landlord, together with reasonable supporting documentation of such additional costs.
Figure 8: Elevators needing updating.
8. Waterproof the exterior glazing of the West Tower.
Landlord shall perform new glazing, caulking and waterproofing on the west tower around all exterior windows, expansion joints and roofing components.

7

Figure 9: Caulking between expansion joints.
Figure 10: Paint and possible mold exposure to west tower.
9. Install a patio at exterior location by the cafeteria and remove fence.
Landlord shall provide Tenant with a patio located in the rear of the Building behind the cafeteria. The patio plan must be reasonably acceptable to Tenant and Landlord. (See Example in figure 11).
Landlord shall remove all fencing in the rear of the Building. (See figure 12)

8

Landlord shall only be required to spend up to $55,000.00 for the cost of all work under this Section 9. Any additional costs shall be paid by Tenant to Landlord within twenty (20) days after written request by Landlord, together with reasonable supporting documentation of such additional costs.
Figure 11: Example of design plan for external patio located in the rear of the building of Acme Packet

9

Figure 12: Removal deteriorating fence.
10. Sand and paint the steel beams at the interior of the glass atrium walkway between the two towers
Landlord shall clean, sand and repaint the atrium steel beams located between the east and west towers, at Landlord’s sole cost and expense. See Figure 13 below, which identifies such steel beams in red.

10

Figure 13: Sand and paint all steel beams in the atrium between the east and west tower.

11

EXHIBIT C

ACCEPTANCE ACKNOWLEDGMENT
     This Acceptance Acknowledgement is dated as of ______________, between MSCP CROSBY, LLC, a Delaware limited liability company (“Landlord”), and ACME PACKET, INC., a Delaware corporation (“Tenant”), who entered into that certain Second Amendment to Lease dated as of ____________, 2011 (the “Second Amendment”), for the lease of the Second Expansion Premises in the Building. The Second Amendment amends the Lease. All capitalized terms, if not defined herein, shall be defined as they are defined in the Lease.
     1. The parties to this document hereby agree that the date of _______________, is the Second Expansion Commencement Date” of the Extended Term.
     2. Tenant hereby confirms the following:
          (a) That it has accepted possession of Second Expansion Premises pursuant to the terms of the Lease, as amended by the Second Amendment, subject, however, to the terms and conditions of the Lease; and
          (b) That the New Tenant Improvements, HVAC Work and Landlord’s Additional Work required to be furnished according to the Second Amendment by Landlord have been Substantially Completed, subject, however, to the terms and conditions of the Lease.
     3. This agreement, each and all of the provisions hereof, shall inure to the benefit, or bind, as the case may require, the parties hereto, and their respective heirs, successors, and assigns subject to the restrictions upon assignment and subletting contained in the Lease.
     4. This Acceptance Acknowledgement may be executed by the parties hereto in multiple counterparts, each of which when taken together shall constitute a fully executed original document. Additionally, telecopied or e-mailed signatures may be used in place of original signatures on this Acceptance Acknowledgement. Landlord and Tenant intend to be bound by the signatures on the telecopied or e-mailed document, are aware that the other party will rely on the telecopied or e-mailed signatures, and hereby waive any defenses to the enforcement of the terms of this Acceptance Acknowledgement based on the form of signature.
     5. Each party represents and warrants to the other that it is duly authorized to enter into this Amendment and perform its obligations without the consent or approval of any other party and that the person signing on its behalf is duly authorized to sign on behalf of such party.
[the balance of this page has been intentionally left blank; signature page follows]

LANDLORD:		TENANT:

MSCP CROSBY, LLC,		ACME PACKET, INC.,
a Delaware limited liability company		a Delaware corporation

By:	Divco West Real Estate Services, Inc.,	By:	__DO__NOT___SIGN___
	A Delaware corporation	Name:
	Its Agent	Its:

By:	__DO__NOT___SIGN___
Name:

Its:

[THIS EXHIBIT C IS TO BE SEPARATELY PRESENTED FOR EXECUTION; THIS EXHIBIT SHOULD NOT BE SIGNED
WHEN THE LEASE IS SIGNED]

EXHIBIT D
WINDOW WASHING SCHEDULE AND SPECIFICATIONS
     1. Promptly after the Effective Date, Landlord shall perform an initial thorough cleaning of the interior and exterior panes of the Building’s exterior windows. A renovating agent and pads will be used to scrub and clean all windows, and a penetrating sealant will then be applied on glass to help prevent future staining. If the stains are not removed by such scrubbing and cleaning, the windows with such stains shall be replaced only to the extent there remains any funds for this work as described below. Landlord shall not be required to spend more than $80,000.00 in the aggregate for this work.
     2. Landlord shall thereafter biannually (i.e., twice per calendar year) at the beginning of each spring and fall season during the Term clean the interior and exterior panes of such windows in the same condition after completion of the work described in paragraph 1, reasonable wear and tear excepted.
     Note: the picture below depicts streaks and stains which need to be cleaned and scrubbed in connection with window cleanings as described above.

EXHIBIT E

HVAC SPECIFICATIONS
Upon completion of the HVAC Work (as defined in Exhibit B to the Second Amendment to which this Exhibit is attached) and subject to the last paragraph of this Exhibit E, Landlord-provided complete HVAC system for all office areas shall be sufficient to maintain the following temperatures within the Premises during regular business hours of all business days:

Temperature	Heating Season	Cooling Season
Outside:	-5 degrees F	91 degrees F db/73 degrees F wb

Inside:	72 degrees F db	74 degrees F db 50% RH

Discharge Air Temperature:		55 degrees (adjustable to meet load)

Fresh Air	Per Code
Noise Limitation: The operation of the HVAC equipment shall not exceed NC-35 where appropriate in Premises.
Air Filtration: Air supply shall be filtered with a minimum efficiency of 65% per ASHRAE STANDARD 52-76.
Any work required to initially meet the foregoing standards shall be part of the HVAC Work for which Landlord shall only be required or responsible to pay up to the HVAC Allowance (as defined in Exhibit B to the Second Amendment). All costs and expenses for the HVAC Work in excess of the HVAC Allowance shall be paid by Tenant at its expense. Accordingly, except to the extent Tenant pays any costs for the HVAC Work in excess of the HVAC Allowance, Landlord shall not be required to upgrade or expand the HVAC system beyond the cost of the HVAC Allowance for the HVAC Work to initially meet the foregoing HVAC specifications; provided, however, if upon completion of the HVAC Work such specifications are met as determined by an independent third party HVAC consultant selected by Tenant and reasonably approved by Landlord, Landlord shall be obligated to comply with Section 4.1.3 of the Original Lease, as amended by Section 12.4.1 of this Second Amendment for the balance of the Term, which obligation includes, without limitation, the ongoing repair and maintenance of the HVAC system. Landlord shall not be responsible nor required to make any changes to the HVAC system if the applicable standards have not been met in the future due to (a) the emission from furnishings, fixtures or equipment installed or otherwise located by Tenant in the Premises, (b) interference with the air-flow requirements of the HVAC system due to any alterations or changes to the Premises made by or for Tenant, (c) the increase in the personnel and occupants of the Premises beyond the number provided based on the initial layout, configuration and use of the Premises, or (d) the acts of Tenant or any of its partners, employees, agents or contractors directly interfering with Landlord’s maintenance of HVAC standards.